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                                                                      Exhibit 99

[NATIONAL CITY LOGO]


Kelly J. Wagner                              Betsy Figgie
National City Media Relations                National City Investor Relations
216-222-9514                                 216-222-9849
Kelly.J.Wagner@NationalCity.com              Betsy.Figgie@NationalCity.com

                NATIONAL CITY COMPLETES MERGER WITH WAYNE BANCORP

CLEVELAND, OHIO--October 5, 2004--National City Corporation (NYSE: NCC) today announced that it has completed its acquisition of Wayne Bancorp, Inc. (Nasdaq:
WNNB). The acquisition adds 23 branches to National City's northern Ohio retail network.

"We're excited about National City and Wayne Bancorp teaming up," said David A. Daberko, chairman and chief executive officer of National City. "Customers of Wayne County National Bank and Savings Bank & Trust will benefit by having access to additional products and services that range from small business banking to mortgages, brokerage services, annuity and mutual fund products, and beyond. National City will offer customers more choices, more convenience and more ways to meet their financial needs."

Following conversion of its business systems to the National City platform, Wayne will begin to operate under the National City name in mid-December. "Over the past several months, representatives from both companies have designed the process for integrating our two organizations," Daberko said. "Together, we will implement our plan that can bring opportunities to customers and employees."

David Boyle, president and chief executive officer of Wayne Bancorp, will join National City as area president of the markets currently served by Wayne.

Wayne Bancorp currently has a $500,000 community foundation. National City has matched the size of the foundation, bringing the total fund to $1 million. Decisions about the distribution of community foundation funds will be made locally.

Under the terms of the merger agreement, Wayne Bancorp shareholders receive $28.50 for each share of Wayne Bancorp, Inc. they own. The acquisition is a cash transaction, valued at approximately $180 million.

In addition to the Wayne merger, National City has added the St. Louis and Cincinnati markets to its growing Midwestern presence with the acquisitions of Allegiant Bancorp, which closed on April 9, and Provident Financial Group, Inc., which closed on July 1. The company also continues to expand into the Chicagoland market, extending its commitment to providing superior financial services at the highest levels of service quality throughout the Midwest.

About National City



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National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.




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